Exhibit 99.1

OneSpaWorld Reports Second Quarter Fiscal 2026 Results

Total Revenues of $261.2 Million, Net Income of $23.2 Million and Adjusted EBITDA of $34.4 Million

Introduces Third Quarter 2026 Guidance of $268 to $273 Million in Total Revenues and $35 to $37 Million in Adjusted EBITDA

Increases FY 2026 Guidance to $1.018 to $1.038 Billion in Total Revenues and $130 to $140 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.05 Per Share

Nassau, Bahamas, July 29, 2026 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health, wellness and aesthetic services, products and experiences for guests on-board cruise ships and in destination resorts around the world, today announced its financial results for the second quarter and first six months of fiscal 2026 ended June 30, 2026.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “We are pleased to deliver our 21st consecutive quarter of record Total revenues and Adjusted EBITDA to cap an exceptional first half of the year. Our sustained positive performance continues to reflect our team’s innovation mindset and increasing impact of our powerful global operating platform to deliver remarkable experiences for our guests, outstanding value for our cruise line and destination resort partners, and strong operating and financial performance. I am particularly excited to see the emerging impact of the AI powered innovations we are developing and implementing across our business. In addition, we launched our state-of-the-art health and wellness center onboard Royal Caribbean’s Legend of the Seas and have commenced the expansion of our spa facilities onboard Azamara Cruises vessels in collaboration with Azamara, our partner for nearly 20 years, enhancing our guests' wellness journey.”

“We have begun the second half of the year with positive momentum,” continued Mr. Fluxman. “As we look ahead, we will continue investing in our outstanding team, our irreplicable operating platform and our strategic priorities to deliver increasingly exceptional guest experiences and value for our cruise line and destination resort partners and our shareholders.”

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added: “We are pleased to report a strong second quarter with record Total revenues and record Adjusted EBITDA, which increased 9% and 13%, respectively, from 2025 second quarter performance, driven by increases across key operating and financial metrics. And while early, we are realizing initial revenue gains from introducing our AI driven strategies to substantially all of our health and wellness centers at sea.”

Mr. Lazarus noted further: “During the second quarter, we continued to leverage our asset-light business model, utilizing $5.1 million of our free cash flow to pay our quarterly dividend and $1.3 million to reduce debt on our Term Loan Facility. We ended the second quarter with a strong balance sheet, including cash of $41.6 million, total liquidity of $91.6 million, and Total debt, net of deferred financing costs, of $81.6 million.”

Mr. Lazarus concluded: “Based on our positive momentum and the impact of innovations across our business, our fiscal 2026 guidance reflects expected growth of 10% for both Total revenues and Adjusted EBITDA at the midpoints of our guidance ranges, compared with actual Fiscal 2025 results, excluding exited and reorganized operations - marking our fourth consecutive fiscal year record performance.”

Second Quarter 2026 Highlights:

•

Total revenues increased 9% to a record $261.2 million compared to $240.7 million in the second quarter of 2025 and included $0.9 million and $1.5 million in revenues, respectively, attributable to the Company’s Asia resorts business in the process of being exited.

•	Income from operations increased 11% to a record $24.5 million compared to $22.1 million in the second quarter of 2025.
•	Net income increased 16% to $23.2 million compared to $19.9 million in the second quarter of 2025.
•	Adjusted EBITDA increased 13% to a record $34.4 million compared to $30.5 million in the second quarter of 2025.

Operating Network Update:

•

Cruise Ship Count: The Company ended the second quarter operating health and wellness centers on 208 ships with an average ship count of 202 ships for the quarter, compared with 200 ships and an average ship count of 191 ships for the second quarter of 2025.

•

Destination Resort Count: The Company ended the second quarter operating 25 destination resort health and wellness centers with an average resort count of 32 for the quarter, compared with 51 destination resort health and wellness centers and an average resort count of 50 for the second quarter of 2025. Of the destination resort health and wellness centers operating at quarter end, 13 pertained to the Asia operations we are exiting, down from 35 at the end of the second quarter of 2025.

•	Staff Count: The Company ended the second quarter with 4,664 cruise ship personnel on vessels compared with 4,365 cruise ship personnel on vessels at the end of the second quarter of 2025.

Liquidity Update:

•	Cash totaled $41.6 million and liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $91.6 million at June 30, 2026.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the definitions and reconciliations to their nearest GAAP equivalents for which are presented below.

Second Quarter Ended June 30, 2026 Compared to June 30, 2025

•
Total revenues increased 9% to $261.2 million compared to $240.7 million for the second quarter of 2025, driven by a 4% increase in revenue days, health and wellness center expansion from 2026 new ship builds, and a 1.2% increase in average guest spend, contributing $14.5 million, $4.8 million and $2.7 million, respectively, to the increase in Total revenues, of which $4.7 million was attributable to increased guest pre-booked services. Growth in our Maritime Total revenues was offset by a $1.3 million decrease in destination resorts Total revenues, partially due to the closure of hotels where we had previously operated. The decrease in Product revenues was driven by the previously announced reorganization of operations in the United Kingdom and Italy.
•
Cost of services increased $15.6 million, attributable to the $21.1 million increase in Service revenues compared to the second quarter of 2025.
•
Cost of products decreased $0.2 million, attributable to the $0.5 million decrease in Product revenues compared to the second quarter of 2025.
•
Administrative expenses were $7.2 million compared to $4.4 million in the second quarter of 2025. The increase was primarily due to $2.0 million in third-party fees for certain management and logistics services as a result of our previously announced reorganization of operations in the United Kingdom and Italy, pursuant to which services previously performed internally by Company staff and related costs have shifted from Salaries, benefits and payroll taxes to Administrative.
•
Salaries, benefits and payroll taxes were $8.8 million in each of the second quarter of 2026 and the second quarter of 2025.
•
Net income was $23.2 million, or Net income per diluted share of $0.23, as compared to Net income of $19.9 million, or Net income per diluted share of $0.19, for the second quarter of 2025. The increase was primarily attributable to a $2.4 million increase in Income from operations and a benefit from a $0.3 million decrease in Interest expense, net. The $0.3 million decrease in Interest expense, net, was primarily attributable to lower debt balances and lower effective interest rates.
•
Adjusted net income was $29.8 million, or Adjusted net income per diluted share of $0.29, compared to Adjusted net income of $25.8 million, or Adjusted net income per diluted share of $0.25, for the second quarter of 2025.
•
Adjusted EBITDA was $34.4 million, compared to Adjusted EBITDA of $30.5 million in the second quarter of 2025.

Year-to-date June 30, 2026 Compared to June 30, 2025

•
Total revenues increased 11% to $508.9 million compared to $460.4 million for the six months ended June 30, 2025, driven by a 4% increase in revenue days, a 2% increase in average guest spend, and fleet expansion, contributing $37.6 million, $7.7 million and $6.0 million, respectively, to the increase in Total revenues, of which $10 million was attributable to increased pre-booked revenues at health and wellness centers included in our ship count as of June 30, 2026. This was offset by a $2.5 million decrease in our land-based spa business, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $35.8 million, attributable to the $46.2 million increase in Service revenues compared to the six months ended June 30, 2025.
•
Cost of products increased $2.3 million, attributable to the $2.3 million increase in Product revenues compared to the six months ended June 30, 2025.
•
Administrative expenses were $13.4 million compared to $8.6 million in the six months ended June 30, 2025. The increase was primarily due to $3.9 million in third-party fees for certain management and logistics services as a result of our previously announced reorganization of operations in the United Kingdom and Italy, pursuant to which services previously performed internally by Company staff and related costs have shifted from Salaries, benefits and payroll taxes to Administrative.
•
Salaries, benefits and payroll taxes were $17.2 million, compared to $19.8 million in the six months ended June 30, 2025. The decrease was primarily attributable to the non-recurrence of $2.5 million in separation-related severance expenses incurred during the first quarter of 2025 associated with the termination of employment of the Company’s former Chief Commercial Officer. The variance also reflects a reduction in internal personnel costs in the first six months of 2026 resulting from the transition of certain management and logistics services to third-party providers, as discussed above, partially offset by annual merit increases and higher incentive-based compensation.
•
Net income was $44.5 million, or Net income per diluted share of $0.44, compared to Net income of $35.2 million, or Net income per diluted share of $0.34, for the six months ended June 30, 2025. This increase was primarily attributable to a $8.4 million improvement in operating income including the non-recurrence of $2.5 million of severance expense recorded in the first quarter of 2025.
•
Adjusted net income was $57.7 million, or Adjusted net income per diluted share of $0.56, as compared to Adjusted net income of $48.4 million, or Adjusted net income per diluted share of $0.46, for the six months ended June 30, 2025.
•
Adjusted EBITDA was $66.5 million, compared to Adjusted EBITDA of $57.1 million in the six months ended June 30, 2025.

Balance Sheet Highlights

•
Cash at June 30, 2026 was $41.6 million after giving effect to the payments of $10.2 million in quarterly dividends and repaying $2.5 million of our Term Loan Facility during the six months ended June 30, 2026.
•
Total debt, net of deferred financing costs, was $81.6 million at June 30, 2026.

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.05 per common share payable on September 2, 2026 to shareholders of record as of the close of business on August 19, 2026.

Share Repurchase Program

During the second quarter of fiscal 2026, the Company repurchased 16,134 shares of its outstanding common shares, returning $0.4 million to shareholders. As of June 30, 2026, the Company had $37.1 million remaining available for future share repurchases under its $75 million share repurchase program adopted in April 2025.

Q3 2026 and Fiscal Year 2026 Guidance

	Three Months Ended September 30, 2026	Year Ended December 31, 2026 (2)
Total revenues (1)	$268-273 million	$1.018-1.038 billion
Adjusted EBITDA	$35-37 million	$130-140 million

(1) Total revenues for the three months ended September 30, 2025 and the Fiscal Year ended December 31, 2025 include $6.4 million and $23.0 million, respectively, related to the reorganization of operations in the United Kingdom and Italy and the exit of destination resorts operations in Asia.

(2) The Company’s fiscal year 2026 guidance for the year ended December 31, 2026 as presented above compares to its previous guidance for Total revenues of $1.014 to $1.034 billion and Adjusted EBITDA of $129.0 to $139.0 million provided with first quarter 2026 results issued on April 29, 2026.

Conference Call Details

A conference call to discuss the second quarter 2026 financial results is scheduled for Wednesday, July 29, 2026, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0784 (international callers please dial 1-201-689-8560) and provide the passcode 13761343 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 13761343. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, July 29, 2026 until 11:59 p.m. Eastern Time on Wednesday, August 5, 2026. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, aesthetics and fitness services, treatments, and products, currently onboard 208 cruise ships and at 25 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer, and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2026	2025	Inc/(Dec)	Inc/(Dec)	2026	2025	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$214,411	$193,358	$21,053	11%	$418,071	$371,877	$46,194	12%
Product revenues	46,835	47,368	(533)	(1)%	90,806	88,479	2,327	3%
Total revenues	261,246	240,726	20,520	9%	508,877	460,356	48,521	11%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	176,895	161,250	15,645	10%	345,207	309,404	35,803	12%
Cost of products	39,781	39,984	(203)	(1)%	77,600	75,281	2,319	3%
Administrative	7,190	4,410	2,780	63%	13,392	8,623	4,769	55%
Salaries, benefits and payroll taxes	8,806	8,821	(15)	(0)%	17,169	19,816	(2,647)	(13)%
Amortization of intangible assets	4,064	4,134	(70)	(2)%	8,132	8,268	(136)	(2)%
Total cost of revenues and operating expenses	236,736	218,599	18,137	8%	461,500	421,392	40,108	10%
Income from operations	24,510	22,127	2,383	11%	47,377	38,964	8,413	22%
INTEREST EXPENSE	(1,069)	(1,395)	326	23%	(2,239)	(2,542)	303	12%
Income before income tax expense	23,441	20,732	2,709	13%	45,138	36,422	8,716	24%
INCOME TAX EXPENSE	226	792	(566)	(71)%	593	1,211	(618)	(51)%
Net income	$23,215	$19,940	$3,275	16%	$44,545	$35,211	$9,334	27%
Net income per share:
Basic	$0.23	$0.19			$0.44	$0.34
Diluted	$0.23	$0.19			$0.44	$0.34
Weighted average shares outstanding:
Basic	102,048	103,211			102,017	103,903
Diluted	102,481	103,620			102,395	104,345

	Forecasted
	Q3 2026	FY 2026
Period End Ship Count	208	210
Average Ship Count (1)	206	202
Period End Resort Count	12	12
Average Resort Count (3)	18	24

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Selected Statistics
Period End Ship Count	208	200	208	200
Average Ship Count (1)	202	191	202	192
Average Weekly Revenue Per Ship	$96,614	$92,936	$94,255	$88,560
Average Revenue Per Shipboard Staff Per Day	$622	$608	$610	$585
Revenue Days (2)	18,360	17,426	36,535	34,827
Period End Resort Count	25	51	25	51
Average Resort Count (3)	32	50	35	50
Average Weekly Revenue Per Resort	$17,433	$13,019	$17,472	$14,116
Capital Expenditures (in thousands)	$2,286	$2,729	$6,631	$4,426

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Amortization of intangible assets and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended June 30, 2026 and 2025.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Depreciation and amortization; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the second quarters and year-to-date periods ended June 30, 2026 and 2025 and Adjusted net income per diluted share for the second quarters and year-to-date periods ended June 30, 2026 and 2025 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$23,215	$19,940	$44,545	$35,211
Amortization of intangible assets (a)	4,064	3,761	8,132	7,522
Stock-based compensation	2,473	2,112	5,036	5,672
Adjusted net income	$29,752	$25,813	$57,713	$48,405
Adjusted net income per diluted share	$0.29	$0.25	$0.56	$0.46
Diluted weighted average shares outstanding	102,481	103,620	102,395	104,345

(a) Amortization of intangible assets represents non-cash amortization charges that are excluded as they are not representative of the ongoing operating performance of the business.

Beginning in Q1 2026, the Company updated its Adjusted net income reconciliation to reflect actual amortization of intangible assets in place of the previously used fixed addback amount. Management believes this change provides a more accurate and transparent presentation of non-cash charges. Prior period amounts have not been restated as the difference was not material.

The following table reconciles Net income to Adjusted EBITDA for the second quarters and year-to-date periods ended June 30, 2026 and 2025 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$23,215	$19,940	$44,545	$35,211
Income tax expense	226	792	593	1,211
Interest expense	1,069	1,395	2,239	2,542
Depreciation and amortization	7,393	6,251	14,128	12,430
Stock-based compensation	2,473	2,112	5,036	5,672
Adjusted EBITDA	$34,376	$30,490	$66,541	$57,066

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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